Filed Pursuant to Rule 433
Registration Statement No. 333-189888
STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to an International Equity Basket
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure	An equally weighted international equity basket comprised of the iShares® Russell 2000 ETF (NYSE Arca Symbol: "IWM") and the iShares® MSCI Emerging Markets ETF (NYSE Arca Symbol: "EEM")
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the starting value
Observation Level	The value of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
•   [$10.30 to $10.50] if called on the first Observation Date
•   [$10.45 to $10.75] if called on the second Observation Date
•   [$10.60 to $11.00] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of your principal at risk
Threshold Value	95% of the starting value of the Market Measure
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level on any of the Observation Dates will be equal to or greater than the starting value and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment, if any, will be capped at the applicable Call Premium, take downside risk below the Threshold Value and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1000275/000121465914004023/f5291401fwp.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of RBC. If RBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.
•	Your investment return, if any, is limited to the applicable Call Premium and may be less than a comparable investment directly in the Basket Components
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the shares of the Basket Components or the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions on those securities.

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The issuer, MLPF&S and their respective affiliates do not control any company held by a Basket Component or included in an underlying index, and are not responsible for any disclosure made by any other company.  The sponsors and investment advisors of the underlying indices and the Basket Components, as applicable, will have no obligations relating to the notes.

•	The payments on the notes will not be adjusted for all corporate events that could affect the Basket Components.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets
•	The performance of the Basket Components and the performance of the related underlying indices may vary.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

RBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.